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                                                                  EXHIBIT 99.11
                            United States Steel LLC
                             to be converted into
                        United States Steel Corporation

                              Offers to Exchange

     10% Senior Quarterly Income Debt Securities (SQUIDSSM) due 2031

         for the following securities (the "Outstanding Securities"):

        6.50% Cumulative Convertible Preferred Stock of USX Corporation
                            (CUSIP No. 902905 1819)

   6.75% Convertible Quarterly Income Preferred Securities (QUIPSSM) of USX
                                Capital Trust I
                            (CUSIP No. 903339 E201)

 8.75% Cumulative Monthly Income Preferred Shares, Series A (MIPS(R)), of USX
                                  Capital LLC
                            (CUSIP No. P96460 1031)

 EACH OF THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2001, UNLESS EARLIER TERMINATED OR EXTENDED BY UNITED STATES STEEL LLC.


                                                          November 7, 2001


To Brokers, Dealers, Commercial Banks,
 Trust Companies and other Nominees:

  United States Steel LLC (the "Company"), which is currently a wholly owned subsidiary of USX Corporation, is offering to exchange:

  . $50 principal amount of its 10% Senior Income Debt Securities due 2031 ("SQUIDS"), for each validly tendered and accepted share of 6.50% Cumulative Convertible Preferred Stock of USX Corporation ("6.50% Preferred Stock"), plus a cash payment for accrued but unpaid dividends;


  . $50 principal amount of SQUIDS, for each validly tendered and accepted 6.75% Convertible Quarterly Income Preferred Security of USX Capital Trust I ("6.75% QUIPS"), plus a cash payment for accrued but unpaid distributions; and


  . $25 principal amount of SQUIDS, for each validly tendered and accepted 8.75% Cumulative Monthly Income Preferred Share, Series A, of USX Capital LLC ("8.75% MIPS"), plus a cash payment for accrued but unpaid dividends.


  The exchange offers are made on the terms and are subject to the conditions set forth in the Company's prospectus dated November 5, 2001 (the "Prospectus"), and the accompanying Letters of Transmittal, including the minimum condition that at least $150 million principal amount of SQUIDS, in the aggregate, are issued in the exchange offers. The Company will accept up to a maximum face amount of (i) $77 million of 6.50% Preferred Stock, (ii) $127 million of 6.75% QUIPS and (iii) $161 million of 8.75% MIPS. The Company reserves the right to extend, amend or terminate the exchange offers.

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SQUIDSSM and QUIPSSM are service marks and MIPS(R) is a registered trademark of Goldman, Sachs & Co.
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  We are asking you to contact your clients for whom you hold Outstanding
Securities. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal and a Notice of Guaranteed Delivery for each of the series of Outstanding Securities.

  We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offers. We urge you to contact your clients as promptly as possible.

  The Prospectus and Letters of Transmittal provide for payment to Soliciting Dealers of a solicitation fee of 2% of the face amount of accepted Outstanding Securities solicited by such Soliciting Dealer. Please note that in order to receive a solicitation fee with respect to any Outstanding Securities, the Outstanding Securities must be tendered through DTC and the Soliciting Dealer MUST take the following steps:


  1. The Soliciting Dealer must request a DTC Participant to submit the Outstanding Securities to be exchanged via DTC's Automated Tender Offer Program ("ATOP").


  2. Each day that a DTC Participant receives any such orders for exchange, it must:

    a. aggregate the orders, by series of Outstanding Securities, for one separate submission to ATOP for each series of Outstanding
       Securities; and


    b. send one email to uss exchange@gs.com for each ATOP entry it makes, which must include the following:
      i.  information from ATOP ticket fields:
              1.  Target CUSIP Number,
              2.  Description of Securities,
              3.  Contra CUSIP Number,
              4.  VOI number,
              5.  Sequence Number,
              6.  Quantity,
              7.  Participant Name and Telephone Number, and
              8.  Contact Name and Telephone Number; and

      ii. information regarding each Soliciting Dealer on whose behalf the ATOP entry was made:
              1.  the Soliciting Dealer's name,
              2. the number of Outstanding Securities tendered by the Soliciting Dealer, and
              3. a contact person's name, telephone number, and email address. (This person will be contacted to provide information on how to transfer applicable solicitation fees for Outstanding Securities tendered by that Soliciting Dealer).

  3. In the event that a DTC Participant withdraws Outstanding Securities that have been submitted for exchange via ATOP, the DTC Participant must send an additional email, which sets forth the information required under 2(b) above, including the VOI number that was assigned to the original ATOP submission for exchange of the Outstanding Securities.


  Each day, emails forwarded by the DTC Participants will be compared and verified against a report that the Exchange Agent will prepare based on the Outstanding Securities exchanged via ATOP. Solicitation fees will be paid only upon reconciliation these reports. In the event of a discrepancy with respect to reconciliation of the reports, Goldman Sachs & Co., the DTC Participant and the Soliciting Dealer will jointly resolve the issue, although Goldman Sachs & Co. reserves the right of final decision with respect to any such discrepancy. However, if the email noted above is not properly completed and forwarded by the DTC Participant, no fee will be paid to the Soliciting Dealer. Please email any questions regarding the procedures set forth above to uss exchange@gs.com.


  In addition, please note that a Soliciting Dealer must first get approval from the beneficial owner of the Outstanding Securities tendered to have itself designated as the soliciting dealer for that tender. In order to receive the soliciting dealer fee with respect to any tendered Outstanding Securities, the email or Letter of Transmittal, as the case may be, must relate to Outstanding Securities that have been validly tendered and not withdrawn.

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  Mellon Investor Services LLC has been appointed Information Agent for the exchange offers. Any inquiries you may have with respect to the exchange offers should be addressed to the Information Agent or to us, the Dealer Managers, at the respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent or from us.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, USX CORPORATION, THE DEALER MANAGERS, THE INFORMATION AGENT, THE EXCHANGE AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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